EXHIBIT 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Reports Second Quarter 2015 Results

Englewood, CO – July 24, 2015 - Westmoreland Coal Company (NasdaqGM:WLB) today announced results of the second quarter ended June 30, 2015.

Revenues for the quarter were $349.0 million versus $288.0 million in the same quarter in 2014. Adjusted EBITDA for the second quarter of 2015 was $55.3 million, while Adjusted EBITDA for the second quarter of 2014 was $39.6 million. Adjusted EBITDA for this quarter included results of WMLP and the Buckingham operations, which were not present during the second quarter of 2014. Net loss for the quarter was $36.6 million versus $63.4 million in the same quarter in 2014.

“Our results for the second quarter were solid across all segments. We are very pleased with the results, which as we announced earlier are in-line with our expectations and consistent with our full year Adjusted EBITDA guidance,” said Keith E. Alessi, Westmoreland’s CEO.

Safety

Safety performance through the first six months of 2015 at Westmoreland mines was as follows:

	Reportable	Lost Time
U.S. Operations	1.32	0.62
U.S. National Average	1.93	1.34
Percentage	68.4%	46.3%

Canadian Operations	4.49	0.16

Financial Results

Westmoreland’s revenues in Q2 2015 increased to $349.0 million compared with $288.0 million in Q2 2014. Q2 2015 Adjusted EBITDA increased to $55.3 million from $39.6 million in Q2 2014. Net loss applicable to common shareholders decreased by $26.8 million, from $63.4 million ($4.19 per basic share) in Q2 2014 to $36.6 million ($2.04 per basic share) in Q2 2015.

Revenues increased primarily due to the WMLP and Buckingham acquisitions. Adjusted EBITDA increased due to the WMLP and Canadian acquisitions, but was offset somewhat by challenging mining conditions experienced by the Kemmerer Mine and unfavorable weather conditions impacting sales at our Jewett Mine.

The decrease in Q2 and year-to-date net loss was driven largely by $20.2 million of acquisition and transition costs as well as a $12.6 million loss on the extinguishment of debt, both of which occurred during the second quarter of 2014.

Westmoreland News Release            Page 1 of 8                July 24, 2015

Coal - U.S. Segment Operating Results

The following table summarizes Westmoreland’s Q2 2015 and Q2 2014 U.S. coal segment performance:

	Three Months Ended June 30,
			Increase / (Decrease)
	2015	2014	$	%
	(In thousands, except per ton data)
Revenues	$170,138	$150,107	$20,031	13.3%
Operating income (loss)	404	(423)	827	(195.5)%
Adjusted EBITDA	18,694	24,039	(5,345)	(22.2)%
Tons sold - millions of equivalent tons	6.4	6.4	—	—%

Our second quarter 2015 U.S. coal segment revenues increased primarily due to the Buckingham acquisition.

U.S. coal Adjusted EBITDA decreased due to the aforementioned mining conditions at our Kemmerer Mine and unfavorable weather conditions at our Jewett Mine. Operating income remained relatively consistent as the above factors were offset by a reduction of restructuring charges which impacted the second quarter of 2014 but did not recur in 2015.

Coal - Canada Segment Operating Results

The following table summarizes Westmoreland’s Q2 2015 and Q2 2014 Canada coal segment performance:

	Three Months Ended June 30,
			Increase / (Decrease)
	2015	2014	$	%
	(In thousands, except per ton data)
Revenues	$106,162	$116,046	$(9,884)	(8.5)%
Operating income (loss)	9,524	(12,709)	22,233	(174.9)%
Adjusted EBITDA	32,915	21,988	10,927	49.7%
Tons sold - millions of equivalent tons	5.9	4.1	1.8	43.9%
The Canadian Acquisition was completed on April 28, 2014; therefore, there are only two months of activity for the three months ended June 30, 2014. Second quarter 2015 revenue decreased due to lower export prices impacting the Coal Valley operations. Operating income and Adjusted EBITDA increased as a result of operational improvements and the extra month of activity in the period. Second quarter 2014 operating income was negatively impacted by $13.6 million of cost of sales related to inventory written up to fair value in the acquisition and $6.6 million of restructuring charges, neither of which recurred in 2015.

Coal - WMLP Segment Operating Results

The following table summarizes Westmoreland’s Q2 2015 and Q2 2014 WMLP coal segment performance:

	Three Months Ended June 30,
	2015	2014
	(In thousands, except per ton data)
Revenues	$59,515	$—
Operating loss	(539)	—
Adjusted EBITDA	10,667	—
Tons sold - millions of equivalent tons	1.0	—

Westmoreland News Release            Page 2 of 8                July 24, 2015

The acquisition of the GP and majority interest in WMLP was completed on December 31, 2014; therefore, there is no activity for the three months ended June 30, 2014.

Power Segment Operating Results

The following table summarizes Westmoreland’s Q2 2015 and Q2 2014 power segment performance:

	Three Months Ended June 30,
			Increase / (Decrease)
	2015	2014	$	%
	(In thousands)
Revenues	$21,334	$21,803	$(469)	(2.2)%
Operating loss	(9,035)	(9,473)	438	(4.6)%
Adjusted EBITDA	(614)	(789)	175	(22.2)%
Our second quarter 2015 power segment revenues and operating loss were relatively consistent.

Nonoperating Results

Heritage and corporate expenses for Q2 2015 remained consistent with Q2 2014. Interest expense for Q2 2015 increased to $25.3 million from $21.8 million in Q2 2014 primarily due to higher debt levels.

Cash Flow, Leverage, and Liquidity

For the six months ended June 30, 2015, Westmoreland generated $12.1 million in net cash provided by operating activities, up from $10.6 million in the prior year, primarily due to improved results of operations.

Westmoreland’s cash position increased primarily due to cash flows provided by operating activities as well as net proceeds from the January 2015 add-on term debt completed in conjunction with the Oxford and Buckingham acquisitions.

Westmoreland had the following liquidity at June 30, 2015 and December 31, 2014:

	June 30,	December 31,
	2015	2014
	(In millions)
Cash and cash equivalents	$35.9	$14.3
Corporate revolving line of credit	51.3	16.9
Total	$87.2	$31.2

Conference Call

A conference call regarding Westmoreland Coal Company’s second quarter 2015 results will be held on Friday, July 24, 2015, at 10:00 a.m. Eastern Time. Call-in numbers are:

Live Participant Dial In (Toll Free): 844-WCC-COAL (844-922-2625)
Live Participant Dial In (International): 201-689-8584

Westmoreland News Release            Page 3 of 8                July 24, 2015

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. Westmoreland’s coal operations include sub-bituminous and lignite surface coal mining in the Western United States and Canada, an underground bituminous coal mine in Ohio, a char production facility, and a 50% interest in an activated carbon plant. Westmoreland also owns the general partner of and a majority interest in Westmoreland Resource Partners, LP, formerly Oxford Resource Partners, LP, a publicly-traded coal master limited partnership. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on Westmoreland’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. Westmoreland cautions you against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions.

Any forward-looking statements made by Westmoreland in this news release speak only as of the date on which it was made. Westmoreland undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

# # #
Contact: Kevin Paprzycki (855) 922-6463

Westmoreland News Release            Page 4 of 8                July 24, 2015

Westmoreland Coal Company and Subsidiaries Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands, except per share data)
Revenues	$348,959	$287,956	$720,444	$468,159
Cost, expenses and other:
Cost of sales	285,480	248,389	587,189	387,019
Depreciation, depletion and amortization	34,263	24,479	72,322	40,538
Selling and administrative	28,508	28,709	55,228	42,040
Heritage health benefit expenses	2,162	3,388	5,221	6,932
Loss (gain) on sale/disposal of assets	784	(43)	1,013	(5)
Restructuring charges	103	7,543	656	7,941
Derivative loss	6,178	5,930	902	5,930
Income from equity affiliates	(1,653)	(799)	(3,678)	(799)
Other operating loss	—	—	—	151
	355,825	317,596	718,853	489,747
Operating income (loss)	(6,866)	(29,640)	1,591	(21,588)
Other income (expense):
Interest expense	(25,304)	(21,786)	(50,039)	(42,584)
Loss on extinguishment of debt	—	(12,635)	—	(12,635)
Interest income	2,567	1,582	4,707	1,884
Gain (loss) on foreign exchange	(1,313)	2,649	795	(4,141)
Other income	534	483	726	576
	(23,516)	(29,707)	(43,811)	(56,900)
Loss before income taxes	(30,382)	(59,347)	(42,220)	(78,488)
Income tax expense	7,469	3,807	9,509	3,697
Net loss	(37,851)	(63,154)	(51,729)	(82,185)
Less net loss attributable to noncontrolling interest	(1,246)	—	(3,392)	—
Net loss attributable to Westmoreland Coal Company	(36,605)	(63,154)	(48,337)	(82,185)
Less preferred stock dividend requirements	—	209	—	470
Net loss applicable to common shareholders	$(36,605)	$(63,363)	$(48,337)	$(82,655)

Net loss per share applicable to common shareholders:
Basic and diluted	$(2.04)	$(4.19)	$(2.72)	$(5.52)
Weighted average number of common shares outstanding
Basic and diluted	17,926	15,136	17,775	14,962

Westmoreland News Release            Page 5 of 8                July 24, 2015

Westmoreland Coal Company and Subsidiaries Summary Financial Information (Unaudited)

	Six Months Ended June 30,
	2015	2014
	(In thousands)
Cash Flow
Net cash provided by operating activities	$12,050	$10,573
Net cash used in investing activities	(24,528)	(360,991)
Net cash provided by financing activities	35,967	330,956

	June 30, 2015	December 31, 2014
	(In thousands)
Balance Sheet Data
Total cash and cash equivalents	$35,876	$14,258
Total assets	1,777,606	1,829,578
Total debt	1,033,334	975,211
Working capital surplus (deficit)	40,076	(13,126)
Total shareholders’ deficit	(422,791)	(349,445)
Common shares outstanding	17,952	17,103

The tables below show how we calculated Adjusted EBITDA, including a breakdown by segment, and reconciles Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands)
Adjusted EBITDA by Segment
Coal - U.S.	$18,694	$24,039	$48,372	$54,332
Coal - Canada	32,915	21,988	57,838	21,988
Coal - WMLP	10,667	—	20,257	—
Power	(614)	(789)	(3,227)	4,043
Heritage	(2,401)	(3,559)	(5,749)	(7,389)
Corporate	(3,980)	(2,125)	(6,182)	(4,226)
Total	$55,281	$39,554	$111,309	$68,748

Westmoreland News Release            Page 6 of 8                July 24, 2015

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands)
Reconciliation of Adjusted EBITDA to net loss
Net loss	$(37,851)	$(63,154)	$(51,729)	$(82,185)

Income tax expense (benefit)	7,469	3,807	9,509	3,697
Interest income	(2,567)	(1,582)	(4,707)	(1,884)
Interest expense	25,304	21,786	50,039	42,584
Depreciation, depletion and amortization	34,263	24,479	72,322	40,538
Accretion of ARO and receivable	7,077	5,809	14,108	9,288
Amortization of intangible assets and liabilities	(253)	157	(506)	310
EBITDA	33,442	(8,698)	89,036	12,348

Restructuring charges	103	7,543	656	7,941
Loss (gain) on foreign exchange	1,313	(2,649)	(795)	4,141
Loss on extinguishment of debt	—	12,635	—	12,635
Acquisition related costs	—	20,175	1,400	20,463
Customer payments received under loan and lease receivables	11,418	3,285	15,521	3,285
Derivative gain	6,178	5,930	902	5,930
Loss (gain) on sale/disposal of assets and other adjustments	703	(385)	943	(440)
Share-based compensation	2,124	1,718	3,646	2,445
Adjusted EBITDA	$55,281	$39,554	$111,309	$68,748

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are included in this news release because they are key metrics used by management to assess Westmoreland’s operating performance and Westmoreland believes that EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:

•
are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; and

•
help investors to more meaningfully evaluate and compare the results of Westmoreland’s operations from period to period by removing the effect of our capital structure and asset base from our operating results.

Neither EBITDA nor Adjusted EBITDA is a measure calculated in accordance with GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing Westmoreland’s operating results. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect our cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	do not reflect income tax expenses or the cash requirements necessary to pay income taxes;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

Westmoreland News Release            Page 7 of 8                July 24, 2015

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of our debt obligations.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in our industry and in other industries may calculate EBITDA and Adjusted EBITDA differently from the way that Westmoreland does, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of its business. Westmoreland compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only as supplemental data.

Westmoreland News Release            Page 8 of 8                July 24, 2015